UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On December 8, 2006, AsiaInfo Holdings, Inc. (the “Company”) entered into an Acquisition Agreement (the “Agreement’) with Fidelity National Information Services, Inc. (“Fidelity”), a major US-based provider of IT services and information products to financial institutions. Under the Agreement, Fidelity will acquire certain assets constituting the Company’s financial services IT solutions business (the “Business”).

According to the terms of the Agreement, Fidelity, through its subsidiary in China, has agreed to purchase the Business in exchange for a maximum cash payment in the amount of RMB 25,428,000.00 (approximately $3.25 million), and to assume certain liabilities associated with the Business. The purchase price shall be paid based upon an installment plan. The down payment will be in the amount of RMB 11,736,000.00, and shall be paid upon the closing. The remaining payments will be subject to adjustment based upon an earn-out calculation and certain other contingencies. The closing is subject to customary conditions precedent. The Company is in the process of valuing the possible gain or loss on the sale that will need to be recognized in the coming quarter. The Company did not have any material relationship with Fidelity before selling the Business to Fidelity.

The sale of the Business is part of the Company’s on-going strategy to divest operations that are not part of its core telecommunications software and security products and services business.

A copy of the press release announcing such transaction is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit	Description
99.1	Press Release dated December 12, 2006, announcing the strategic sale of non-core business.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: December 12, 2006		/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 12, 2006, announcing the strategic sale of non-core business.